Exhibit 99.1

RPM REPORTS RECORD FISCAL 2014 FIRST-QUARTER RESULTS

•	Sales increase 11%

•	Diluted earnings per share up 196% over prior-year reported results; up 20% over fiscal 2013 first-quarter adjusted EPS

•	EPS guidance increased to $2.00 - $2.07 for fiscal 2014

Medina, Ohio – October 9, 2013 – RPM International Inc. (NYSE: RPM) today said that outstanding performance in the company’s consumer segment and more modest gains in its industrial segment resulted in significant increases in sales, net income and diluted earnings per share for the fiscal 2014 first quarter ended August 31, 2013.

First-Quarter Results

Fiscal 2014 first-quarter net sales of $1.165 billion increased 11.3% over the $1.047 billion reported a year ago. RPM’s consolidated earnings before interest and taxes (EBIT) grew 96.4% to $164.0 million from $83.5 million reported in the fiscal 2013 first quarter. First-quarter net income increased 204.0% to $103.1 million, up from the $33.9 million reported in the year-ago period, and diluted earnings per share improved by 196.2% to $0.77 from $0.26.

During last year’s first quarter, the company incurred a one-time, non-cash charge of $45.3 million for the partial write-down of its investments in Kemrock Industries and Exports Limited in India and an $11.0 million charge in its roofing business.

Excluding the impact of these charges in the year-ago period, RPM’s 2014 first-quarter net sales increased 11.0% from an adjusted $1.050 billion, consolidated EBIT grew 17.3% over an adjusted $139.8 million, net income was up 21.6% from the adjusted $84.8 million last year, and diluted earnings per share improved 20.3% from the adjusted $0.64 earned a year ago.

First-Quarter Segment Sales and Earnings

RPM’s consumer segment reported a 26.2% increase in sales to $433.4 million from $343.4 million in the fiscal 2013 first quarter. Organic growth was 9.1%, principally volume driven, with negative foreign exchange of 0.3% and acquisition growth of 17.4%. Consumer segment EBIT improved 40.6% to $82.7 million in the fiscal 2014 first quarter from $58.8 million in the same period a year ago, driven primarily by higher volume, as well as strong performance from fiscal 2013 acquisitions.

“Our consumer segment continued trends set over the past several quarters, benefiting from higher sales that resulted from market share gains, innovative newer products at selling prices significantly above our norm and the recovery in the U.S. housing market,” stated Frank C. Sullivan, chairman and chief executive officer. “Additionally, two consumer segment businesses acquired in fiscal 2013, Kirker and Synta, are both performing well above expectations.”

The company’s industrial segment net sales improved 4.0%, to $731.2 million from the $703.3 million reported a year ago, with 3.5% in organic growth offset by 0.2% in foreign exchange losses, while acquisitions added 0.7%. Industrial segment EBIT grew 30.2% to $100.1 million from the $76.9 million reported in the fiscal 2013 first quarter. The first-quarter industrial segment sales increase was 3.5% over the adjusted $706.2 million last year, and EBIT growth was 2.5% over the adjusted $97.7 million in last year’s first quarter.

RPM Reports Fiscal 2014 First-Quarter Results

October 9, 2013

“In the industrial segment, sales increased modestly in both our European businesses and our North American roofing business, marking an earlier than anticipated turnaround from last year’s performance. Both Europe and roofing are already showing bottom line leverage as a result of restructuring actions taken in the last fiscal year. We continue to see gradual improvement in RPM businesses serving North American commercial construction markets, while our unique industrial companies within the RPM2 Group are experiencing particularly robust sales growth,” stated Sullivan.

Cash Flow and Financial Position

During the fiscal 2014 first quarter, cash from operations was a negative $129.5 million, compared to $17.7 million a year ago, due primarily to increased working capital needs associated with increased sales volumes and a $61.9 million settlement payment by the company’s roofing division to the U.S. General Services Administration, which was accrued in fiscal 2013. Capital expenditures were $10.7 million in the quarter, compared to $12.7 million in the year-ago period. Depreciation was $14.4 million during the first quarter of fiscal 2014, compared to $13.3 million for the same period last year.

Total debt at August 31, 2013 of $1.4 billion compares to $1.4 billion at May 31, 2013 and $1.2 billion at the end of last year’s first quarter. Net (of cash) debt-to-total capital was 49.1%, versus 43.5% at the end of last year’s first quarter and 46.2% at the end of the prior fiscal year. Liquidity, including cash, was $896.2 million, compared to $870.8 million a year ago and $1.1 billion at May 31, 2013.

“RPM’s strong cash and liquidity position enables us to continue to support a growing cash dividend, as well as our acquisition program,” Sullivan said. “Our debt-to-total capital ratio remains within our traditional range, and we continue to pursue acquisitions that complement our core growth strategies.”

Recent Acquisition Boosts Already Strong Presence in Commercial Flooring Market

On September 3, 2013, RPM announced that its Performance Coatings Group (PCG) acquired Expanko, Inc., a producer of terrazzo, cork, rubber and rubber/cork tiles, primarily for the education, healthcare, hospitality and sports/entertainment commercial markets. With sales of more than $12 million, Expanko is expected to benefit from enhanced distribution and marketing capabilities available within PCG to expand its reach beyond its traditional eastern U.S. geography. The acquisition is expected to be accretive to earnings within one year.

Business Outlook

“We are cautious with regards to the uncertainties surrounding the political gridlock in Washington, as well as U.S. Federal Reserve policy and its impact on global foreign exchange markets,” said Sullivan. “However, we are very encouraged by the earlier than expected improved performance in RPM’s European and roofing businesses and the continued momentum in all aspects of our consumer segment. Therefore, we are increasing our full-year outlook for EPS growth to a range of 10% to 14%, or $2.00 to $2.07 per diluted share,” Sullivan concluded.

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-901-5213 or 617-786-2962 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

RPM Reports Fiscal 2014 First-Quarter Results

October 9, 2013

For those unable to listen to the live call, a replay will be available from approximately 1 p.m. EDT today until 11:59 p.m. EDT on October 16, 2013. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 40471764. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2013, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	AS REPORTED Three Months Ended August 31, 2013	AS REPORTED Three Months Ended August 31, 2012	“One-Time” Adjustments August 31, 2012		ADJUSTED Three Months Ended August 31, 2012
Net Sales	$1,164,674	$1,046,714	$2,878		$1,049,592
Cost of sales	665,602	612,834	(2,541)		610,293

Gross profit	499,072	433,880	5,419	(1)	439,299
Selling, general & administrative expenses	335,459	310,940	(10,588	)(2)	300,352
Interest expense	20,725	18,430			18,430
Investment (income), net	(3,894)	(6,974)			(6,974)
Other (income) expense, net	(434)	39,422	(40,273	)(3)	(851)

Income before income taxes	147,216	72,062	56,280		128,342
Provision for income taxes	40,327	34,195	3,768		37,963

Net income	106,889	37,867	52,512		90,379
Less: Net income attributable to noncontrolling interests	3,791	3,954	1,606		5,560

Net income attributable to RPM International Inc. Stockholders	$103,098	$33,913	$50,906		$84,819

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.78	$0.26	$0.38		$0.64

Diluted	$0.77	$0.26	$0.38		$0.64

Average shares of common stock outstanding - basic	129,344	128,805	128,805		128,805

Average shares of common stock outstanding - diluted	130,294	129,570	129,570		129,570

(1)	Represents an adjustment for revised cost estimates in the Roofing Division of RPM’s Building Solutions Group in conjunction with loss contracts outside of North America.
(2)	Adjustment includes $5,588 in Roofing exit costs and $5,000 of charges relating to Kemrock investment write-downs at RPM’s Performance Coatings Group.
(3)	Write-downs of Kemrock investments, including $35,538 at Corporate and $4,735 at RPM’s Performance Coatings Group.

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	AS REPORTED Three Months Ended August 31, 2013	AS REPORTED Three Months Ended August 31, 2012	“One-Time” Adjustments August 31, 2012	ADJUSTED Three Months Ended August 31, 2012
Net Sales:
Industrial Segment	$731,226	$703,335	$2,878	$706,213
Consumer Segment	433,448	343,379	—	343,379

Total	$1,164,674	$1,046,714	$2,878	$1,049,592

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (a)	$97,581	$74,304	$20,742	$95,046
Interest (Expense), Net (b)	(2,534)	(2,608)	—	(2,608)

EBIT (c)	$100,115	$76,912	$20,742	$97,654

Consumer Segment
Income Before Income Taxes (a)	$82,717	$58,788	$—	$58,788
Interest (Expense), Net (b)	39	—	—	—

EBIT (c)	$82,678	$58,788	$—	$58,788

Corporate/Other
(Expense) Before Income Taxes (a)	$(33,082)	$(61,030)	$35,538	$(25,492)
Interest (Expense), Net (b)	(14,336)	(8,848)	—	(8,848)

EBIT (c)	$(18,746)	$(52,182)	$35,538	$(16,644)

Consolidated
Income Before Income Taxes (a)	$147,216	$72,062	$56,280	$128,342
Interest (Expense), Net (b)	(16,831)	(11,456)	—	(11,456)

EBIT (c)	$164,047	$83,518	$56,280	$139,798

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(b)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	August 31, 2013	August 31, 2012	May 31, 2013
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$204,903	$257,382	$343,554
Trade accounts receivable	891,002	787,174	816,421
Allowance for doubtful accounts	(29,082)	(26,874)	(28,904)

Net trade accounts receivable	861,920	760,300	787,517
Inventories	572,148	525,323	548,680
Deferred income taxes	38,427	20,083	36,565
Prepaid expenses and other current assets	172,410	158,392	169,956

Total current assets	1,849,808	1,721,480	1,886,272

Property, Plant and Equipment, at Cost	1,126,641	1,094,665	1,128,123
Allowance for depreciation and amortization	(641,494)	(648,961)	(635,760)

Property, plant and equipment, net	485,147	445,704	492,363

Other Assets
Goodwill	1,108,387	954,969	1,113,831
Other intangible assets, net of amortization	461,717	380,624	459,613
Other	158,067	169,030	163,447

Total other assets	1,728,171	1,504,623	1,736,891

Total Assets	$4,063,126	$3,671,807	$4,115,526

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$394,138	$347,245	$478,185
Current portion of long-term debt	4,537	3,097	4,521
Accrued compensation and benefits	108,248	106,463	154,844
Accrued loss reserves	26,966	29,468	27,591
Other accrued liabilities	226,287	184,324	262,889

Total current liabilities	760,176	670,597	928,030

Long-Term Liabilities
Long-term debt, less current maturities	1,419,607	1,199,513	1,369,176
Other long-term liabilities	423,321	386,236	417,160
Deferred income taxes	36,295	45,861	46,227

Total long-term liabilities	1,879,223	1,631,610	1,832,563

Total liabilities	2,639,399	2,302,207	2,760,593

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 132,923; 132,013; 132,596)	1,329	1,320	1,326
Paid-in capital	770,726	748,912	763,505
Treasury stock, at cost	(76,497)	(69,740)	(72,494)
Accumulated other comprehensive (loss)	(174,909)	(146,701)	(159,253)
Retained earnings	741,035	692,449	667,774

Total RPM International Inc. stockholders’ equity	1,261,684	1,226,240	1,200,858
Noncontrolling interest	162,043	143,360	154,075

Total equity	1,423,727	1,369,600	1,354,933

Total Liabilities and Stockholders’ Equity	$4,063,126	$3,671,807	$4,115,526

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31, 2013	August 31, 2012
Cash Flows From Operating Activities:
Net income	$106,889	$37,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,431	13,330
Amortization	7,882	6,735
Impairment loss on investment in Kemrock		40,273
Deferred income taxes	(11,505)	1,874
Stock-based compensation expense	4,826	3,873
Other	(701)	(442)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) decrease in receivables	(76,455)	7,162
(Increase) in inventory	(23,439)	(24,650)
(Increase) decrease in prepaid expenses and other current and long-term assets	(7,201)	554
(Decrease) in accounts payable	(83,264)	(54,226)
(Decrease) in accrued compensation and benefits	(46,001)	(56,362)
(Decrease) in accrued loss reserves	(499)	(118)
(Decrease) in contingent payment	(61,894)
Increase in other accrued liabilities	47,701	53,198
Other	(232)	(11,334)

Cash (Used For) Provided By Operating Activities	(129,462)	17,734

Cash Flows From Investing Activities:
Capital expenditures	(10,696)	(12,702)
Acquisition of businesses, net of cash acquired	(12,328)	(141,203)
Purchase of marketable securities	(20,152)	(55,744)
Proceeds from sales of marketable securities	17,786	51,172
Other	3,092	15,403

Cash (Used For) Investing Activities	(22,298)	(143,074)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	53,218	147,547
Reductions of long-term and short-term debt	(1,936)	(63,193)
Cash dividends	(29,836)	(28,281)
Repurchase of stock	(4,004)	(260)
Other	(2,388)	803

Cash Provided By Financing Activities	15,054	56,616

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,945)	10,138

Net Change in Cash and Cash Equivalents	(138,651)	(58,586)
Cash and Cash Equivalents at Beginning of Period	343,554	315,968

Cash and Cash Equivalents at End of Period	$204,903	$257,382